Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of December 29, 2015 by and between NovaBay Pharmaceuticals, Inc. (“Company”) and Mark Sieczkarek (“Executive”).

RECITAL

The Company and Executive desire to formalize and reflect Executive’s employment under the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing recital, the mutual covenants herein contained and for other good and valuable consideration, the parties hereto hereby agree as follows:

I.	EMPLOYMENT.

A.     Position and Responsibilities. The Company hereby employs the Executive as its Interim Chief Executive Officer (“Interim CEO”). Executive shall do and perform all such services and acts as necessary or advisable to fulfill the duties and obligations of said position and/or such other and/or additional responsibilities as reasonably delegated to Executive by Executive’s superior and/or the Company’s Board of Directors (the “Board”) typically performed by an Interim CEO consistent with the Company’s Bylaws.

B.     Term. Executive Executive’s employment with the Company is at-will and shall be governed by the terms of this Agreement, commencing on December 29, 2015 and continuing to March 31, 2016, unless this Agreement is terminated at some earlier time in accordance with the terms of this Agreement. This Agreement shall renew for successive 3 month periods, but in no case may it be extended past November 18, 2016.

C.     Devotion. Except as heretofore or hereafter excepted by the Company in writing, during the term of this Agreement, Executive (i) shall devote full time and attention to the foregoing responsibilities, (ii) shall not engage in any other business or other activity which may materially interfere with Executive’s performance of said responsibilities, and (iii) except as to any investment made in a publicly traded entity not amounting to more than 1% of its outstanding equity, shall not, directly or indirectly, as an employee, consultant, partner, principal, director or in any other capacity, engage or participate in any business that is in competition with the Company.

D.     Services’ Uniqueness. It is agreed that Executive’s services to be performed under this Agreement are special, unique and extraordinary and give rise to peculiar value, the loss of which may not be reasonably or adequately compensated by a damages award, in any legal action. Accordingly, in addition to any other rights or remedies available to the Company, the Company shall be entitled to injunctive and other equitable relief to prevent or remedy a breach of the terms of this Agreement by Executive.

II.	PROPRIETARY RIGHTS, CONFIDENTIAL INFORMATION, NONSOLICITATION, ETC.

Executive has executed an agreement relating to the treatment of (and Executive’s obligations as to) proprietary rights, confidential information, and certain non-solicitation and other matters. It is further understood and agreed that said agreement is deemed to continue in full force and effect, binding and not affected, in any manner, by the terms in this Agreement.

III.	COMPENSATION AND BENEFITS.

Executive’s compensation and bonus rights are as follows:

A.     Salary. Executive shall be entitled to an annual salary of $400,000 (the “Base Salary”), subject to such deductions, withholding and other charges as required by law, payable in accordance with the Company’s standard payroll schedule. Executive’s salary shall be subject to review by the Company and may be adjusted by action of the Board, based on Executive’s performance, the financial performance of the Company and the compensation paid to a CEO (in comparable positions). Such adjustment shall not reduce your then current annual base salary unless you provide written consent. The Compensation Committee of the Board of Directors shall have the sole discretion to pay 100% of the Base Salary in the form of equity compensation. Any such equity compensation shall be issued from the Company’s Omnibus Incentive Plan, and shall vest monthly in equal monthly amounts subject to the Executive’s continuing eligibility.

B.     Bonus. The Executive shall be eligible for any bonus plan that is deemed appropriate by the Board of Directors of the Company.

1.     Bonus. Executive shall be entitled a bonus payment, if any, as considered and approved by the Board in its sole discretion during the term of this Agreement, which bonus amount shall be determined by all factors deemed relevant for that purpose by the Board and shall include (i) the fulfillment of specific milestones and tasks delegated to Executive as set by Executive and the Company’s Board before the end of the 2015 calendar year, (ii) the evaluation of Executive’s performance by the Company’s Board, (iii) the Company’s financial, product and expected progress and (iv) other pertinent matters relating to the Company’s business and valuation. The amount of any bonus determined with respect to performance will be paid in full on or before the date that is 2 1/2 months following the termination of this Agreement. Performance will be judged against the stated goals and will be determined by the Board at the time of separation. There is no requirement for the Executive to hold the interim position for a full year to be eligible for the Bonus. The Compensation Committee of the Board of Directors shall have the sole discretion to pay any or all of the Annual Bonus in the form of equity compensation. Any such equity compensation shall be issued from the Company’s Omnibus Incentive Plan, and shall be fully vested upon payment.

C.     Other Benefits. Executive shall be entitled to five (5) weeks of paid vacation for each calendar year to be taken pursuant to the Company’s vacation benefits policy. Executive is also entitled to other benefits as (i) are generally available to the Company’s other similar, high level executives, consisting of such medical, retirement and similar benefits as are so available and (ii) are deemed special to Executive and approved by the Board.

IV.	TERMINATION.

A.     At-Will Employment. It is understood and agreed by the Company and Executive that this Agreement does not contain any promise or representation concerning the duration of Executive's employment with the Company. Executive specifically acknowledges that his employment with the Company is at-will and may be altered or terminated by either Executive or the Company at any time, with or without cause and with or without notice. In addition, that the rate of salary, any bonuses, paid time off, other compensation, or vesting schedules are stated in units of years or months or weeks does not alter the at-will nature of the employment, and does not mean and should not be interpreted to mean that Executive is guaranteed employment to the end of any period of time or for any period of time. In the event of conflict between this disclaimer and any other statement, oral or written, present or future, concerning terms and conditions of employment, the at-will relationship confirmed by this disclaimer shall control. This at-will status cannot be altered except in a writing signed by Executive and approved by the Board.

B.     Termination of Employment. Although Executive’s employment hereunder shall be deemed “at will,” any termination shall be subject to the following terms:

1.     For Cause. In the event that Executive is terminated for cause (as hereinafter defined), Executive shall only be entitled to Executive’s earned wages through the date his employment with the Company is terminated, his accrued but unused vacation, reimbursements of his outstanding expenses incurred and submitted in compliance with Company policies and any other portion of his compensation earned through the termination date.

2.     Without Cause/Resignation. In the event that Executive is terminated without cause or voluntarily resigns, Executive shall only be entitled to Executive’s earned wages through the date his employment with the Company is terminated, his accrued but unused vacation, reimbursements of his outstanding expenses incurred and submitted in compliance with Company policies and any other portion of his compensation earned through the termination date.

3.     Change of Control. In the event that Executive is terminated in connection with a Change of Control (as defined below), Executive shall be entitled to an amount equal to twice Executive’s annual Base Salary (CoC Severance). The Compensation Committee of the Board of Directors shall have the sole discretion to pay any or all of the CoC Severance in the form of equity compensation.

A "Change in Control" means the occurrence of any of the following events: (i) any sale or exchange of the capital stock by the shareholders of the Company in one transaction or series of related transactions where more than 50% of the outstanding voting power of the Company is acquired by a person or entity or group of related persons or entities; or (ii) any reorganization, consolidation or merger of the Company where the outstanding voting securities of the Company immediately before the transaction represent or are converted into less than fifty percent 50% of the outstanding voting power of the surviving entity (or its parent corporation) immediately after the transaction; or (iii) the consummation of any transaction or series of related transactions that results in the sale of all or substantially all of the assets of the Company; or (iv) reverse merger; or (v) any "person" or "group" (as defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act")) becoming the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities representing more than fifty percent (50%) of the voting power of the Company then outstanding; or (vi) less than a majority of the current Board of Directors are persons who were either nominated for election by the current Board of Directors or were elected by the current Board of Directors.

C.     Related Provisions. The following terms, conditions and definitions shall apply to the termination of Executive:

1.     “Termination Without Cause.” For purposes of Section IV.B above, a termination without cause shall be deemed to constitute any termination of Executive’s employment hereunder by the Company, or by Executive, other than a termination for cause as defined below. Notwithstanding any contrary provision herein, it is understood that a termination without cause also shall include a termination which:

(a)     occurs due to the death of Executive or to any physical or mental Long-Term Disability that would prevent the performance of Executive’s duties under this Agreement. For the purposes of this Agreement, a “Long-Term Disability” shall mean a long-term disability that after consideration and implementation of reasonable accommodations (provided that no accommodation that imposes undue hardship on the Company will be required), renders or will render Executive unable to perform his essential job functions for one hundred eighty (180) days out of any three hundred sixty-five (365)-day period or for four (4) consecutive months. The determination of Executive’s Long-Term Disability shall be made by Executive’s attending physician unless the Board disagrees with such determination, in which case Executive’s Long-Term Disability shall be determined by a majority of three (3) physicians qualified to practice medicine in the State of the Executive’s residence, one (1) to be selected by each of the Executive (or his authorized representative) and the Board and the third to be selected by such two (2) designated physicians; or

(b)     is a Constructive Termination (as defined below) initiated by Executive.

"Constructive Termination" shall mean (i) the assignment or partial assignment of any duties or responsibilities inconsistent in any respect with those customarily associated with the position or those actually provided in this agreement (including status, offices, titles and reporting requirements) to be held by you during your employment period, or any other action by the Company that results in a diminution or other reduction or any adverse change in your position, title, authority, duties or responsibilities; (ii) any failure by the Company to comply with any provision of this agreement; (iii) a relocation of your principal place of employment more than thirty-five (35) miles from its current location; (iv) any reduction in your base salary or bonus opportunity; (v) a reduction in the kind or level of your benefits to which you were entitled immediately prior to such reduction; (vi) a material reduction of the facilities and perquisites (including office space and location) or secretarial and administrative support available to you immediately prior to such reduction; (vii) the assignment of duties that are substantially inconsistent with your training, education, professional experience and the job for which you were initially hired hereunder; or (viii) the failure of any successor-in-interest to assume all of the obligations of the Company under this agreement.

2.     “Termination For Cause.” Subject to the notice requirement as provided in paragraph E below, for purposes of Section IV.B.2 (and Section IV.C.1) above, a termination for cause shall be a termination of Executive’s employment hereunder made:

(a)     by the Company, if Executive:

(i)     materially breaches any material terms of this Agreement which has caused demonstrable injury to the Company;

(ii)     commits willful gross acts of dishonesty, fraud, misrepresentation, or other acts of moral turpitude taken by Executive in connection with Executive responsibilities as an employee provided that no act or failure to act shall be considered "willful" under this definition unless Executive acted, or failed to act, with an absence of good faith and without a reasonable belief that his action, or failure to act, was in the best interest of the Company;

(iii)     is convicted of any felony or any crime involving moral turpitude resulting in either case in significant and demonstrable harm to the Company; or

(iv) fails to achieve the stated milestones and tasks as requested in writing by the Board of Directors, including but not limited to failure to perform, or continuing to neglect the performance of duties assigned to Executive, which failure or neglect will significantly and adversely affect the Company’s business or business prospects and which failure is due to circumstances within Executive’s reasonable control.

(b)     by Executive, unless such termination by Executive is for Constructive Termination.

D.     Company Actions. All relevant determinations to be made by the Company under paragraph C.2(a) above shall be made in the reasonable discretion of the Board (or, if so delegated by said Board, by a committee of the Board), acting in good faith, and, except as otherwise specified herein, shall be conclusive and binding, but shall be subject to arbitration in accordance with Section V below. This Agreement is intended to comply with the requirements of Internal Revenue Code Section 409A (“Section 409A”) and the Board and the Board committee will interpret its provisions accordingly. If, at the time of Executive’s termination, any stock of the Company is publicly-traded and the Company determines that Executive is a “specified employee” within the meaning of Section 409A of the Code at such time, then (i) the salary continuation payments specified herein (to the extent that they are subject to Section 409A of the Code) will commence on the earlier of (A) the first business day following expiration of the six-month period measured from your separation or (B) the date of your death and (ii) the installments that otherwise would have been paid prior to such date will be paid in a lump sum when the salary continuation payments commence. Executive understands and agrees that the Company makes no assurances with respect to the tax consequences arising as a result of this Agreement and the payment of any tax liabilities or related penalties arising out of this Agreement is solely and exclusively the responsibility of Executive, without any expectation or understanding that the Company will pay or reimburse Executive for such taxes or other items. Concerning any Section 409A taxes or related penalties the Company will use its best efforts in good faith to reduce or eliminate such tax liabilities or penalties including but not limited to a delay of such payments the minimum time necessary to avoid tax liabilities or penalties. If any payment is delayed pursuant to this paragraph on the date of payment the Company shall pay in a lump sum all payments that otherwise would have been paid during the period of the delayed payments.

E.     Notice and Remedy. In the event that any reason for termination by the Company under paragraph C.2(a) above, or by Executive in the case of a Constructive Termination, may be cured by Executive, or the Company, as the case may be, then the Company, or Executive, shall first give a written notice to the other (by mail, or by email, or by fax, to the last known address of the recipient; said notice being deemed given, if by mail, as of the earlier of four days after mailing or as of the date when actually received, or, if by email or fax, when sent), specifying the reason for termination and providing a period of 30 days to cure the fault or reason specified. Lacking such cure within said 30 days, or if the notified party earlier refuses to effect the cure, the termination shall then be deemed effective. If such cure is so made, the termination shall not then be deemed effective, but any later conduct of a similar nature constituting a reason for termination shall allow the Company, or Executive, as the case may be, the right to cause the termination effectiveness without need for any further period of time to cure. All communications shall be sent to the address as set forth on the signature page hereof, or to such other address as a party may designate by ten days’ advance written notice to the other party hereto.

V.	ARBITRATION.

A.     Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, or any of the rights, benefits or obligations resulting from its terms, shall be settled by arbitration in San Francisco, California. Except for the right of the Company and Executive to seek injunctive relief in court, any controversy, claim or dispute of any type arising out of or relating to Executive’s employment or the provisions of this Agreement shall be resolved in accordance with this Section V of the Agreement, regarding resolution of disputes, which will be the sole and exclusive procedure for the resolution of any such disputes. This Agreement shall be enforced in accordance with the Federal Arbitration Act, the enforcement provisions of which are incorporated by this reference. Matters subject to these provisions include, without limitation, claims or disputes based on statute, contract, common law and tort and will include, for example, matters pertaining to termination, discrimination, harassment, compensation and benefits. Matters to be resolved under these procedures also include claims and disputes arising out of statutes such as the Fair Labor Standards Act, Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the California Labor code, and the California Fair Employment and Housing Act. Nothing in this provision is intended to restrict Executive from submitting any matter to an administrative agency with jurisdiction over such matter.

The Executive and the Company agree that any disputes related to or arising out of the Executive’s employment with the Company will be determined by arbitration in accordance with the then-current JAMS employment arbitration rules and procedures, except as modified herein. The arbitration will be conducted by a sole neutral arbitrator. If the Company and Executive cannot agree on an arbitrator, then the arbitrator will be selected by JAMS in accordance with Rule 12 of the JAMS employment arbitration rules and procedures. Reasonable discovery will be permitted by both parties and the arbitrator may decide any issue as to discovery. The arbitrator may decide any issue as to whether or as to the extent to which any dispute is subject to arbitration in this Section V and may award any relief permitted by law. The arbitrator must render the award in writing, including an explanation of the reasons for the award. Judgment upon the award may be entered by any court having jurisdiction of the matter, and the decision of the arbitrator will be final and binding. The parties hereto hereby waive to the fullest extent permitted by law any rights to appeal or to review of such award by any court. The statute of limitations applicable to the commencement of a lawsuit will apply to the commencement of arbitration under Section V of this Agreement. At the request of any party, the arbitrator, attorneys, parties to the arbitration, witnesses, experts, court reporters or other persons present at the arbitration shall agree in writing to maintain the strict confidentiality of the arbitration proceedings. The arbitrator’s fees and cost of the Arbitration will be paid in full by the Company.

B.     Acknowledgement. EXECUTIVE HAS READ AND UNDERSTANDS THIS SECTION V, WHICH DISCUSSES ARBITRATION. EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO ARBITRATION, AND THAT THE PROVISIONS SET FORTH IN THIS SECTION V CONSTITUTE A WAIVER OF EXECUTIVE’S RIGHT TO A JURY TRIAL.

C.     No Duty to Mitigate. Executive is under no contractual or legal obligation to mitigate Executive’s damages in order to receive the severance benefits provided in this Agreement.

VI.	LEGAL ADVICE.

Executive acknowledges that an opportunity has been afforded to Executive to consult with legal counsel with respect to this Agreement and that no individual representing the Company has given legal advice with respect to this Agreement.

VII.	MISCELLANEOUS AND CONSTRUCTION.

Except as otherwise specifically provided herein, this Agreement:

A.     and any benefits or obligations herein may not be assigned or delegated by Executive (but may be so assigned or delegated by the Company);

B.     contains the entire understandings of the parties as to its subject matter, and replaces and supersedes any existing employment agreement and any and all contrary prior understandings or agreements;

C.      may be amended or modified only by a written amendment or modification signed by the Company and Executive;

D.     is made in, and shall be construed under the laws of, the State of California;

E.     inures to the benefit of, and is binding upon, the permitted successors, assigns, distributees, personal representatives, heirs and other successors-in-interest to and of the parties hereto;

F.     shall not be interpreted by reference to any of the captions or headings of the paragraphs herein, which captions or headings have been inserted for convenience purposes only;

G.     shall be fully effectuated in accordance with its tenor, effect and purposes by each of the parties hereto by executing such further documents or taking such other actions as may be reasonably requested by the other party hereto; and

H.     shall be interpreted, as to its remaining provisions, to be fully lawful and operative, to the extent reasonably required to fulfill its principal tenor, effect and purposes, in the event that any provision either is found by any court of competent jurisdiction to be unlawful or inoperative or violates any statutory or legal requirement, and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

I.     may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement as of the day and year first above written.

COMPANY:

NOVABAY PHARMACEUTICALS, INC.

By:	/s/ Paul E. Freiman
Name:	Paul E. Freiman
Title:	Chairman of the Compensation Committee

Address:	5980 Horton Street, Suite 550
Emeryville, CA 94608

E-mail:	freimanpharma@gmail.com

EXECUTIVE:

By:	/s/ Mark Sieczkarek
Name:	Mark Sieczkarek

Address:	[At the address
and contact
information most
Telephone No.	recently on the
books and records
E-mail:	of the Company.]